Exhibit 99.1

Behringer Harvard Adding Third Tower to Houston Complex

Three Eldridge Place in Energy Corridor to be LEED-Certified

DALLAS, March 4, 2008 — Behringer Harvard announced today its plan to develop Three Eldridge Place, a 13-story, approximately 303,000-square-foot, class A office property to be located in the Energy Corridor submarket of Houston. Intended to qualify for LEED certification, construction of the project is scheduled to start in March 2008.

The property will be built immediately adjacent to 99 percent-leased One and Two Eldridge Place, which were acquired by Behringer Harvard REIT I, Inc. in December 2006. The building’s innovative design incorporates rarely available drive-up suite access from its six-level parking garage that will operate in conjunction with the other existing parking facilities.

“The project’s prominent location in the market, amenity package and energy efficient and environmentally conscious characteristics make Three Eldridge Place a very attractive addition to our portfolio,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard. “Three Eldridge Place represents the final phase of the Eldridge Place office park.  The new building should allow us to not only attract new tenants but also accommodate the expansion requirements of tenants in One and Two Eldridge Place.”

The development will be located on the corner of Eldridge Parkway and Memorial Drive in the Energy Corridor submarket. Currently, this submarket enjoys class A office occupancy rates of 95.2 percent. With over 15 million square feet of office space, the Energy Corridor is the third largest suburban office market in Houston and has been one of the city’s strongest areas over the last decade. The submarket is home to many major corporations such as BP, ConocoPhillips, ExxonMobil, Global Santa Fe, Shell Oil, Technip and SYSCO.

Three Eldridge Place is to be pre-certified LEED CS at the Silver Level and operate under Energy Star standards. The LEED Silver designation reflects a building’s achievement in sustainable design for new core and shell construction.

A seasoned team has been selected to build and design Three Eldridge Place. EEReed, one of the country’s premier construction companies, will serve as the general contractor for the project. Gensler, an award-winning global architecture firm, will design the building. Haynes Whaley, DBR Inc. and Walter P. Moore will provide engineering services.

“Behringer Harvard and the Energy Corridor District are partnering on ways to make the Energy Corridor a premier work-live environment,” said Clark Martinson, general manager of the Energy Corridor District. “The Eldridge Place campus will be connected to 20 miles of trails in Terry Hershey Park, the new Kendall Branch Library and a beautiful linear park along Turkey Creek. Tenants have access to the region’s most extensive park system and the most exclusive residential neighborhoods in the heart of the Energy Corridor.”

The investment in Three Eldridge Place was made by Behringer Harvard REIT I, Inc., a primarily institutional-quality office portfolio of 75 properties offering more than 25 million square feet of rentable space in 23 states and Washington, D.C.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President — Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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